UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in Its Charter)

THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. WESTERN ACQUISITIONS L.P. WESTERN INVESTMENTS INC. SARDAR BIGLARI PHILIP L. COOLEY
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The Lion Fund L.P. (“Lion Fund”) and Western Sizzlin Corp. (“Western Sizzlin”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the next annual meeting of stockholders (the “Annual Meeting”) of The Steak n Shake Company (the “Company”).  Lion Fund and Western Sizzlin intend to file a preliminary proxy statement with the SEC with regard to the Annual Meeting.

Item 1.   Press Release regarding letter from Sardar Biglari to the stockholders of the Company, dated January 23, 2008, posted on www.enhancesteaknshake.com and to be mailed to stockholders of the Company:

FOR IMMEDIATE RELEASE

SARDAR BIGLARI ISSUES LETTER TO SHAREHOLDERS OF

THE STEAK N SHAKE COMPANY

SAN ANTONIO, TX – January 23, 2008 – Sardar Biglari, Chairman and Chief Executive Officer of Western Sizzlin Corporation (OTC Bulletin Board: WSZL) and The Lion Fund, LP, issued the following letter today to the shareholders of The Steak n Shake Company (NYSE: SNS):

Dear Fellow Shareholders:

I would like to outline our plans to create value for all shareholders of The Steak n Shake Company as well as explain why we believe it is absolutely essential to implement this proposal.  Over the last decade — an ample period of time to judge long-term performance — the members of the current board have had their chance to amass value for you. They have failed. The 2008 annual meeting of shareholders is your first opportunity to vote for directors not allied with the current board. Therefore, to rectify the errors committed by the present board, Philip L. Cooley, my fellow nominee, and I are looking to replace the majority of the board with a new slate of directors. Our plan is to obtain two board seats at the next annual meeting and then call a special meeting to vote on replacing most of the board. This letter is intended to impart our philosophy and plans for the company — information that we would want to know if our roles were reversed. We urge you to read this crucial letter in its entirety and then to support us when we send you our proxy materials. Your vote — and, in fact, every vote — matters.

Maximizing Intrinsic Value Per Share. The value of an asset, including Steak n Shake’s common stock, is derived from its future cash flows and is referred to as its intrinsic value. This intrinsic value is computed by taking all future cash flows into and out of the business and then discounting the resultant number at an appropriate interest rate. Maximizing intrinsic value per share must be the long term objective of Steak n Shake, for doing so will lead to maximization of shareholder wealth.

Unfortunately, the leaders of Steak n Shake have destroyed shareholder value. Plainly, it is time to change the current board as soon as possible — our first priority — to avoid further destruction. Our second priority is for the company to begin to implement certain strategic initiatives we would recommend that can create substantial and sustainable shareholder value. The reasons underlying these imperatives are that the record clearly shows how poorly management has reinvested stockholders’ money. In quantifiable terms, during the last ten years they have spent approximately $566 million in capital, yet operating profit declined and negative shareholder returns were produced! An examination of the figures reveals that the stock price in 1998 rose as high as $18.75 but now sits at $7.65 for a loss of almost 60%, notwithstanding the time value of money.

Steak n Shake’s Capital Allocation Record ($ in thousands)
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	10 Yr. Change
Revenues	$295,944	$350,879	$408,686	$445,191	$459,014	$499,104	$553,692	$606,912	$638,822	$654,142	$358,198
Growth per Yr.	–	18.6%	16.5%	8.9%	3.1%	8.7%	10.9%	9.6%	5.3%	2.4%	–
Pre-tax Profit	$ 32,850	$ 30,602	$ 33,204	$ 32,366	$ 36,044	$ 32,424	$ 42,438	$ 44,444	$ 42,292	$ 14,871	($17,979)
Growth per Yr.	–	(6.8%)	8.5%	(2.5%)	11.4%	(10.0%)	30.9%	4.7%	(4.8%)	(64.8%)	–
% of Revenues	11.1%	8.7%	8.1%	7.3%	7.9%	6.5%	7.7%	7.3%	6.6%	2.3%	(8.8%)
Capital Expenditures	$ 51,430	$ 66,974	$ 75,765	$ 39,910	$ 41,351	$ 30,707	$ 46,278	$ 63,622	$ 80,840	$ 68,643
Cumulative Capital Expenditures (10 Year Period): $565,520
Source: As Reported in SEC filings

The company’s capital expenditures, approved by the board, have increased overall sales, but the improvement in sales did not produce the level of profit to justify the investment, proving that the benefits were illusory. Sales growth is not tantamount to value growth. Growth at a competitive disadvantage — when cost of capital exceeds return on capital — decimates shareholder wealth. Steak n Shake’s board has made the unsound decision of allowing management to plow money back into low-return investments with the detrimental effect of lowering the price of the stock. Equally distressing, cumulative cash flows over the ten year period have been negative. Incidentally, management has benefited from running a larger company with more company-operated restaurants, but shareholders were denied the opportunity to reinvest their capital into more attractive, remunerative opportunities. We believe Steak n Shake shareholders would have been better off financially had the capital been paid out in cash dividends. The faster Steak n Shake plans to grow, the more value it will destroy. The board is getting a costly education: Sales growth does not translate into shareholder value. Unfortunately, you, the shareholder, are paying the tuition.

We are not interested in lingering while waiting for improvement. We are financially and psychologically committed to changing the strategic direction of the Steak n Shake Company. The metamorphosis requires much work. The first change is to have the right business principles and objectives in mind. Henceforth, if elected, we would focus the board and management on the generation of free cash flows and the judicious reinvestment of capital, which equates to maximizing the value per share of the company. A course correction must be instituted: to resist reinvestment in store expansion unless the analysis shows that future returns will be much higher than the past ones, or, better yet, superior to all other alternatives after compensating for the inevitable execution risk. Although we see substantial opportunity to create value by reinvesting in the core business, the company can no longer allocate capital without regard to opportunity cost. The leadership of the company must stop spending capital for growth and begin investing it for profit. If intrinsic value per share increases, the stock price will eventually follow suit.

Alan Gilman has been Chairman and/or CEO during the past ten years, with disappointing results. In the 2004 annual letter to shareholders, which he co-authored, he averred that “we are now preparing for accelerated expansion. We will open more restaurants, at a pace that matches our ability to execute effectively. With this systematic approach we believe that we can provide a strong return on each dollar that we invest and bring Steak n Shake to a growing number of raving fans.”

Mr. Gilman did spend shareholders’ money — a lot of it — to the tune of about $70 million per year. But not only has Steak n Shake failed to display a “strong return,” but rather each dollar reinvested has resulted in an overall decline in the company’s market value.

After years of low returns on capital and negative shareholder returns, Mr. Gilman recently revealed in the company’s fourth quarter earnings conference call on November 15, 2007 that Steak n Shake plans to open another nine restaurants in fiscal 2008. As board members, we would have advocated placing all attention on reversing deteriorating operating performance. He plans to spend $18-$22.5 million of your money when far more lucrative options to reallocate capital on a risk-adjusted basis exist. The bottom line: It is time to remove the checkbook from Mr. Gilman and the current leaders of the company.

In the conference call, Mr. Gilman admits that “we have not been field focused for several years, and we have not been core product focused in our marketing.…So the problem has been that we have not focused on the field execution of what Steak n Shake is all about for a couple of years, and we’ve paid a price for that in the last eight quarters of same-store sales difficulties, which are beyond what the macroeconomic picture would suggest.” We wonder where Mr. Gilman has been throughout this period. Furthermore, since his resuming the position of Interim CEO in August 2007, his decisions have further diminished the value of the company. In the first quarter of fiscal 2008, same-store sales are expected to decline by 9.5%, and the firm will post an operating loss. Mr. Gilman, it is time for you and your fellow directors to step down.

*************

Fiscal Discipline Concerning Expenses. General and administrative (“G&A”) spending must be limited to appropriate levels. The reduction in G&A should become a part of the corporate culture at Steak n Shake to ensure that resources are allocated productively. Turnarounds cannot turn without cutting unneeded overhead.

The behavior of top leadership shapes the culture of the organization. At the moment, Steak n Shake’s culture is the source of a competitive disadvantage. The absolute is that the firm’s ethos ought to evince concern for the shareholder. Disciplined restraint in capital reallocation begins at the head with leadership constantly questioning and eliminating unnecessary projects or spending. Equally important is to take the savings from excess spending and reinvest these funds prudently. The maxim to save wisely and invest sensibly is imperative to turn Steak n Shake around so that once again it can become a thriving enterprise. Regrettably, the current board and management have been undisciplined both with expenses and capital expenditures.

In contrast, we would bring an entrepreneurial approach to the board. After all, we are one of the largest stockholders of the company with a financial interest larger than that of the entire board. Thus, like true entrepreneurs, we care how your and our money is being spent. Once we would be voted in as directors, we would thoroughly examine the cost structure and advocate reduction of G&A by eliminating wasteful outlays of capital. These actions should result in higher cash flows, representing in turn, a recognizable basis for a higher market valuation. As I wrote you in my October 1, 2007 letter, “Corporate G&A costs over the last five years have escalated from approximately $98,000 per company-owned store to roughly $125,000 per unit. Just returning to past G&A levels — on a per unit basis — would save the company around $12 million annually.” Since my letter to you, the company reported its full year results. G&A per store for fiscal 2007 was approximately $132,000, which increases the amount to be saved to $15 million.

It is appalling that the board would allow overspending to burden shareholders so dearly. Had G&A on a per unit basis remained the same over the last five years, the company could have saved over $44 million. We believe our $15 million estimate of savings is a realistic number because that amount will not strain the firm’s operations. Bottom line: Steak n Shake is in the penny-profit business. The upshot is that a great deal of money has yet to be saved at headquarters and at the store level.

G&A as a Percentage of Net Revenue and G&A Per Store
($ in thousands)
12 Months Ended

	9/26/2001	9/25/2002	9/24/2003	9/29/2004	9/28/2005	9/27/2006	9/26/2007

Net Revenue	$445,191	$459,014	$499,104	$553,692	$606,912	$638,822	$654,142
SG&A	$31,924	$34,215	$37,909	$42,364	$47,902	$52,949	$57,525
% of Net Revenue	7.2%	7.5%	7.6%	7.7%	7.9%	8.3%	8.8%

G&A Per Store	$96	$98	$106	$116	$120	$123	$132

No. of Company-Owned Restaurants	332	348	356	365	399	429	435
Source:  As Reported in SEC filings

Strategy. Steak n Shake’s previously announced initiatives, in our opinion, are directionally off course and thus woefully inadequate. The most significant problem that must be corrected is the continually deteriorating operating performance of company-operated restaurants. Our plan would call for a moratorium on the establishment of new company-operated restaurants. New management must center on improving the restaurants already in existence through better execution to make them more appealing to the customer and ultimately more profitable. The lever to maximize the value inherent in Steak n Shake is, in our view, to improve restaurant-level operations. Additionally, unit economics must be attractive for the company and its franchisees. We have been puzzled by the board’s approving the current strategic plan of opening restaurants when their return/risk profile has not been economically appealing. It’s far more lucrative to increase traffic at existing stores than to increase it by building new outlets. Alongside better operational execution, the company should strategically focus on growth through franchising.

The future of Steak n Shake lies in franchising. Growth through franchising is a higher-return and lower-risk endeavor. Franchising represents a strategy of disciplined unit growth by leveraging the brand with market penetration in a manner that generates low-risk revenue and high-return cash flows. Such a long-range plan would yield numerous benefits: It would allow management to focus on propelling the value of the brand by allotting more resources to development of better products, improved quality control, shrewder marketing practices — all resulting in better overall productivity, resource allocation, and high returns on capital and free cash flow. Thus, the company should be in the franchising and real estate businesses for the cogent reason of maximizing return on capital while concurrently minimizing cost of capital — a powerful combination that would lead to creating value for all shareholders.

In his 2005 annual report, Alan Gilman co-wrote, “We are also committed to accelerating our franchise expansion efforts. In the next few years, we will test accelerated franchising in existing markets.”  As in many times in the past, the rhetoric is impressive, but the factual record is flimsy:

Franchise Units (At end of fiscal year)

	2001	2002	2003	2004	2005	2006	2007

Total Franchise Units	56	56	57	60	49	48	56
Source:  As Reported in SEC filings

Not only has the company under Mr. Gilman’s aegis failed to “accelerate” franchising, it boasts almost the same number of outlets it franchised over a decade ago, 55 in 1997 as compared to 56 today. Mr. Gilman and the board must be held answerable for their miscues and broken forecasts.

In addition, a refranchising strategy (the process of selling existing company restaurants to owner/operators) should be part of a longer-range plan. Refranchising must be executed selectively, opportunistically, and over time, not in a pell-mell way. Because the company-owned store-level margins are currently depressed, the valuations of others may reflect a significant discount to intrinsic value. Notwithstanding, we still would plan to explore the option of shifting underperforming stores in tertiary markets to more profit-focused owners who can better develop and thereby amplify that market.

Undertaking a growth strategy predicated only on franchising would result in substantial free cash flow generation, which should be channeled to a share buyback. The efficient use of capital is another wellspring of value and part of our plan in maximizing shareholder net worth.

Share Repurchases. The intrinsic value of Steak n Shake far exceeds its current market value, and with the value-enhancing initiatives we propose, the price-to-value relationship would further improve. As a consequence, we believe that now is an opportune time to repurchase shares in order to reduce the number of common stock outstanding, thereby aggrandizing the returns to long-term shareholders. For instance, a 20% reduction in the company’s shares at a discount of 60% from intrinsic business value would produce a 15% gain in per-share value.

Whether to reinvest in the business or to repurchase shares constitutes an important capital allocation decision for the board and management. Current management’s preference to open nine new restaurants (investing approximately $20 million) instead of repurchasing shares is another marker of poor decision making. Even if we give management the benefit of the doubt that these projects would be value-creating — while historical evidence shows that they have been value-destroying — with repurchases the return/risk ratio is still considerably greater. The reason is simple: outlaying $1 in cash for an immediate $3 in present value is a superior and safer move. Another benefit arises from repurchasing: Management would concentrate on improving the 435 restaurants already under its domain rather than seeking to enlarge the number of company-owned outlets. Bettering the core operations of Steak n Shake, in our view, is the most fruitful avenue to increase the intrinsic value of the firm.

Share repurchasing is a classic example of our thinking concerning capital allocation. As I wrote earlier, the company’s ten-year record demonstrates that for every dollar the company has allotted to capital expenditures, such as opening new restaurants, less than a dollar was created for shareholders. Because we believe the value of the business surpasses the current stock price, every dollar of share buyback will translate into more than a dollar in market value. Because our plan would result in generation of significant free cash flow, and because the company has a strong balance sheet, no other financial decision can benefit the per-share value of the firm more than share repurchases. When it comes to allocating capital rationally, all opportunities must be weighed against each other to ferret out the one that achieves the highest return for the risk. We would rather be sure of a moderate result than wait for a higher but dubious one. We believe the board and management are not thinking clearly about optimal capital utilization, which is their most important task in creating value.

Leadership Changes Unavoidable. Stake n Shake lacks entrepreneurial spirit.  One of the most important decisions for the new board is to select the right executive to lead the organization. In that regard we need an entrepreneurial CEO who will be relentless in fighting costs, who will focus on the customer by leading employees and franchisees to espouse a common standard of quality, service, and cleanliness. The culture of the organization should revolve around capitalizing on the mental prowess of entrepreneurs. The chief executive must know how to cultivate and manage other skilled entrepreneurs, namely franchisees. Presently within Steak n Shake a bureaucratic corporate setting exists, engendering an inflexible system that dampens individual creativity. With the right leadership team, the company can become more nimble as it adheres to principles and practices placing a premium on individual performance. The new CEO must provide a framework fostering change and adaptation at a faster speed than the present.

We need leaders willing to instigate relentless grassroots searches for ways to improve operations. Our company must adapt the very sharpest ideas and practices pervasive in the marketplace. Borrowing the most effective industry methods is essential to creating the most profitable restaurant chain. The company must aim to deliver value to the customer through best-in-class training, marketing, menu, operation, and other customer appeals. Value is an important attraction to the consumer, particularly in the current economic environment. Board and management must aspire to best-in-class customer metrics. Steak n Shake will continue to experience operational difficulties in an environment of rising commodity, energy, and other costs if strenuous efforts are not undertaken to drive traffic to its outlets. Aggressive price increases to mitigate Steak n Shake’s declining customer traffic is not the silver bullet to improve store-level operating margins.

Compensation. We believe in a compensation program that rewards performance. We think that pay-for-performance best aligns the interests of management with those of the shareholders. In our assessment, the variable element of the compensation package should be tied to the executives’ ability to generate free cash flow and to earn a high return on invested capital. Higher performance should result in higher pay.

Furthermore, we do not believe that the current structure of the stock option program is equitable to the shareholders. To be structured correctly requires at the very least that the strike price would escalate at a rate equivalent to a minimum expected return to shareholders. Capital carries a cost — explicit or implicit — and simply to ignore the costs can lead to repercussions such as overemphasizing retention of earnings and managing short-term accounting numbers. The current compensation arrangement is askew, so that even if the company performs below its competitors, management and directors will stand to gain. And if the company’s stock declines, management and directors do not share in the downside.

As a director of The Steak n Shake Company, I will forgo receiving any stock options.

Corporate Governance. We do not believe that the board should be filled with former Steak n Shake CEOs. Many executives whom we could hire as CEO do not want to work for a board filled with former CEOs. The understandable reason is that the new CEO would be reluctant to debate candidly about alterations in strategy or in the organization while facing predecessors who emotionally are committed to their own previous actions.

Alan Gilman, now Chairman and Interim CEO, previously served as CEO from 1992 to 2004, after which he retained only his title of Chairman. Because he was not technically independent (as defined by SEC rules), the board assigned James Williamson as Lead Director. Sadly, Mr. Williamson was also a former Steak n Shake CEO — from 1985 to 1990. In addition to functioning as Lead Director, Williamson fills the position of Chairman of the Executive Committee as well as Chairman of the Compensation Committee. A lead director’s primary duty is to convene and direct meetings of independent directors. Unfortunately, we do not think Mr. Williamson is independent, either. He may be technically independent, but we do not believe as a former CEO he is psychologically independent, a mindset which to us is more meaningful.

We plan to replace Messrs. Gilman and Williamson, for we think both have stumbled badly in their responsibility to create value for shareholders and fear that the prospect of their properly serving us as stewards of our capital is dubious. Moreover, during their tenure the board has added members with whom they continue to maintain social and personal relationships, an affinity which inevitably can impair objectivity and sound business judgment. Simply put, we believe Messrs. Gilman and Williamson have set the wrong tone at the top.

When we first set out to effect positive change, we sought to replace only Messrs. Gilman and Williamson at the next annual meeting. This transition in the board’s makeup will continue to be a major objective. However, because of the deterioration of operating performance created by managerial missteps since our initial announcement, we have grown deeply concerned about the future of the company. By now we are sufficiently alarmed to conclude that the greatest risk shareholders face is keeping the majority of the current directors in place. To avert what we foresee as the continuing decline in company value, after replacing Gilman and Williamson, we plan to call a special shareholders’ meeting to replace the majority of the other directors. We’re not interested in losing more money as a result of a weak board that requires consultants to direct their decisions. We would have liked to replace the majority of the board at the annual meeting. However, the firm’s bylaws prevent such an expeditious move.

We are in the process of discussing board representation with knowledgeable parties to present at the special meeting. Our slate of largely independent directors will be chosen on the basis of their self-reliance, commitment, shareholder orientation, and relevant business experience. You will find that each nominee will be in a superior position to that of the incumbents in serving the shareholders’ interests. We believe the board should be no fewer than five members and no more than seven, large enough to function effectively by carrying out all the required tasks but not so large that it leads to group ineffectiveness.

       Financial Transparency. The company must be more forthright about its business. When we met with Alan Gilman and CFO Jeffrey Blade on August 13, 2007, they refused to disclose basic information. For example, they rebuffed disclosure of even niggling details like the number of employees at headquarters. In addition, Messrs. Gilman and Blade were unwilling to provide same-store sales growth of franchised restaurants so we could compare them with company-operated restaurants. These performance figures would, of course, be useful in assessing the overall performance of the brand and, ultimately, the performance of the company. Gilman and Blade simply stated that they would take these two questions “under advisement.” We are suspect of management when it takes the low road of withholding basic, reasonable, non-competitive information from the owners when competitors reveal the same data. In contrast, we would work diligently to change the policies surrounding financial transparency so shareholders would be treated the way they should be, like partners who are knowledgeable about their business’ operations.

Steak n Shake’s Stock Price. Regrettably, shareholder returns have been dreadful during any reasonable holding period. If you purchased the stock at virtually any time in the last decade you would not need professional assistance to pinpoint that you did poorly. Below is a comparison of Steak n Shake to the restaurant industry, as measured by S&P Restaurant Index:

Relative Shareholder Returns
	Total Shareholder Returns
	10–year	5-Year	3-Year

Steak n Shake	(38.9%)	(25.1%)	(15.2%)
S&P Restaurant Index	202.3%	178.5%	41.4%
Note: All share prices used to calculate Total Shareholders Returns throughout the paper are as of January 15, 2008.  Source: Research Data Group

We believe the stock of The Steak n Shake Company is significantly undervalued. The undervaluation is largely an offshoot of a combination of strategic, operational, and governance factors. The brand has tremendous value since it has demonstrated a consistent ability to generate healthy cash inflows. In addition, the real estate is a source of great value. The right leadership in the boardroom along with the right management team could dispel the problems and unlock the value inherent in the firm. However, with the current board and management, it is our view that the stock will continue to languish. The time to act is now and with a sense of urgency in the pursuit of restoring value.

************

Improving store-level profitability, growth through franchising, reduction of corporate G&A, focus on generation of free cash flow, share repurchases, pay-for-performance compensation, a more effective governance board, and others — these are departures we have in mind to inject verve into and to augment the value of the company. We have made a commitment to own the stock of Steak n Shake for the long haul, and our allegiance therefore is to the long-term shareholders of the company. Our aim is to join the board and explore all avenues to maximize shareholder value.

We encourage you to share your views with us through our website at www.enhancesteaknshake.com, which has been created to communicate with you on important and relevant matters regarding Steak n Shake.

While we are confident of winning, your vote is still very important to us. When you receive your proxy materials, we urge you to vote for our nominees and withhold your votes for Gilman and Williamson.

We look forward to serving you as stewards of your capital.

                                                                                        Sincerely,

                                                                                /s/ Sardar Biglari

               Sardar Biglari

************

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THIS COMMUNICATION IS NOT A SOLICITATION OF A PROXY WHICH MAY BE DONE ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE LION FUND, L.P. (“LION FUND”), BIGLARI CAPITAL CORP. (“BCC”), WESTERN SIZZLIN CORP. (“WSC”), WESTERN ACQUISITIONS L.P. (“WAL”), WESTERN INVESTMENTS, INC. (“WII”), SARDAR BIGLARI AND PHILIP L. COOLEY, FROM THE STOCKHOLDERS OF THE STEAK N SHAKE COMPANY, FOR USE AT ITS NEXT ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE STEAK N SHAKE COMPANY AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO OUR PROXY SOLICITOR, MORROW & CO., LLC AT ITS TOLL-FREE NUMBER (800) 607-0088. THE PARTICIPANTS IN THE PROXY SOLICITATION ARE ANTICIPATED TO BE LION FUND, BCC, WSC, WAL, WII, SARDAR BIGLARI AND PHILIP L. COOLEY (THE “PARTICIPANTS”). INFORMATION REGARDING THE PARTICIPANTS, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D FILED BY THEM WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2007 WITH RESPECT TO THE STEAK N SHAKE COMPANY, AS AMENDED. THAT SCHEDULE 13D, AS AMENDED, IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. AS OF JANUARY 23, 2008, EACH OF THE PARTICIPANTS MAY BE DEEMED TO BENEFICIALLY OWN 2,423,945 SHARES OF COMMON STOCK OF THE STEAK N SHAKE COMPANY, CONSISTING OF THE FOLLOWING: (1) 941,200 SHARES HELD DIRECTLY BY LION FUND, (2) 1,467,445 SHARES HELD DIRECTLY BY WAL, (3) 12,300 SHARES HELD DIRECTLY BY PHILIP L. COOLEY, (4) 3,000 SHARES HELD DIRECTLY BY PHILIP L. COOLEY'S SPOUSE. EACH OF THE PARTICIPANTS DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES EXCEPT TO THE EXTENT OF HIS/ITS PECUNIARY INTEREST THEREIN.

Contact:

Thomas Ball
Morrow & Co., LLC
(203) 658-9400
Or
Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195